Exhibit 99.1
Genitope Corporation Announces Timing of Release of Financial Results for Fourth Quarter and Year Ended December 31, 2005
REDWOOD CITY, Calif., March 16, 2006 /PRNewswire-FirstCall/ — Genitope Corporation (Nasdaq: GTOP) today announced the timing of its release of financial results for the fourth quarter and year ended December 31, 2005.
Genitope Corporation expects to release its financial results for the fourth quarter and year ended December 31, 2005 later this month. The release has been delayed pending resolution of the appropriate accounting treatment for the company’s facility leases entered into in 2005 for a new manufacturing facility and corporate headquarters. Genitope Corporation intends to file a Form 12b-25 with the Securities and Exchange Commission disclosing its inability to file its Annual Report on Form 10-K by the otherwise applicable March 16, 2006 due date. This filing effectively gives Genitope Corporation a 15 calendar day extension to file; if Genitope Corporation complies with the applicable SEC rule, it will be considered to have timely filed its Form 10-K even though it was not filed on the due date.
Genitope Corporation also announced that as of December 31, 2005, it had unaudited cash and cash equivalents and marketable securities of $81.1 million, inclusive of $38.8 million of restricted cash and marketable securities that secures a letter of credit related to the build-out costs of the company’s new manufacturing facility and corporate headquarters, which began in the fourth quarter of 2005.
About Genitope Corporation
Genitope Corporation (Redwood City, Calif.) is a biotechnology company focused on the research and development of novel immunotherapies for the treatment of cancer. Genitope Corporation’s lead product candidate, MyVax® personalized immunotherapy, is a patient-specific active immunotherapy based on the unique genetic makeup of a patient’s tumor and is designed to activate the patient’s immune system to identify and attack cancer cells. For more information on the company, please log on to http://www.genitope.com.
Forward Looking Statements
This news release contains “forward-looking statements.” For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements, including statements about the timing of the release of Genitope Corporation’s financial results for the fourth quarter and year ended December 31, 2005 and the filing of its Annual Report on Form 10-K. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Genitope Corporation’s results to differ materially from those indicated by these forward-looking statements, including without limitation, risks related to Genitope Corporation’s ability to complete its audited financial statements for the fiscal year ended December 31, 2005 and the possibility that it will not be able to do so within the anticipated time period, risks related to the progress, timing and results of Genitope Corporation’s clinical trials and other development activities, risks relating to the manufacturing of MyVax® personalized immunotherapy and other risks detailed in Genitope Corporation’s filings with the Securities and Exchange Commission, including under the heading “Risk Factors” in the prospectus supplement and accompanying prospectus filed by Genitope Corporation with the Securities and Exchange Commission on February 8, 2006. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Genitope Corporation undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.